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                       Vedder, Price, Kaufman & Kammholz
                           222 North LaSalle Street
                         Chicago, Illinois 60601-1003

                                                                     EXHIBIT 5.1

                                                               February 19, 1997

Successories, Inc.
919 Springer Drive
Lombard, Illinois  60148

Gentlemen:

         We have acted as counsel to Successories, Inc., an Illinois corporation (the "Company"), in connection with the filing by the Company, with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, of a Registration Statement on Form S-3, as amended (Registration No. 333-19313) (the "Registration Statement"), with respect to 1,105,900 shares of Common Stock, par value $0.01 per share, of the Company (the "Shares"). In rendering this opinion, we have examined: (i) the Articles of Incorporation, as amended, and Bylaws of the Company, as the same are currently in effect; (ii) the Registration Statement (including Exhibits thereto) filed with the Securities and Exchange Commission; and (iii) such other documents as we deemed necessary to examine as a basis for the opinions hereinafter expressed. The Shares are to be offered from time to time by the selling shareholders named in the Registration Statement (the "Selling Shareholders") following issuance of such Shares to them upon conversion of the Company's Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock").

         In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in certificates and other communications from public officials and officers of the Company.

         We express no opinion as to the laws of any jurisdiction other than the Illinois Business Corporation Act of 1983, as amended, and the Federal laws of the United States of America.

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VEDDER PRICE



         Based on the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

         (i) The Company is incorporated and validly existing under the laws of the State of Illinois.

         (ii) The Shares to be sold by the Selling Shareholders in the manner contemplated by the Registration Statement have been duly authorized and, when issued to the Selling Shareholders upon conversion of the Series B Preferred Stock, will be validly issued, fully paid and nonassessable.

         This opinion is delivered to you solely in connection with the filing of the Registration Statement with respect to the Shares, and this letter and the opinions stated herein may not be relied upon for any other purpose or by any person.

         We hereby consent to the reference to our Firm under the heading "Legal Matters" in the Prospectus contained in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.





                                          VEDDER, PRICE, KAUFMAN & KAMMHOLZ